Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of September 13, 2005, and shall become effective on the closing of the Merger (as defined below) (the “Effective Date”), between Digital Music Group, Inc., a Delaware corporation with its principal offices located at 1545 River Park Drive, Suite 210 Sacramento, CA 95815 (the “Company”), and Mitchell Koulouris, a resident of California (the “Executive”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Position. On the Effective Date and during the term of this Agreement, Company will employ Executive, and Executive will serve Company as the Company’s Chief Executive Officer and will have such responsibilities and authority as may from time to time be assigned to Executive by the Board of Directors of the Company. Executive will report directly to the Chairman of the Company’s Board of Directors. Prior to the closing of the Merger, you will be appointed to the Board of Directors of the Company.

2. Duties. Beginning on the Effective Date, Executive will have day-to-day responsibility for the Company’s operations, including responsibility for firing and hiring employees of the Company and for achieving revenue and profitability goals set by the Board of Directors of the Company and shall serve the Company in such capacities and with such duties and responsibilities as the Board of Directors of Company may from time to time determine. Executive will comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during Executive’s employment. Executive will perform his duties under this Agreement at the offices of Company. Executive hereby represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound.

3. Exclusive Service. Beginning on the Effective Date, Executive shall devote his full time and efforts exclusively to this employment and apply all his skill and experience to the performance of his duties and advancing the Company’s interests in accordance with Executive’s experience and skills. In addition, Executive will not engage in any consulting activity except with the prior written approval of Company, or at the direction of Company, and Executive will otherwise do nothing inconsistent with the performance of his duties hereunder.

4. Term of Agreement. This Agreement will commence on the Effective Date, and will continue until the earlier of two (2) years after the Effective Date or when terminated pursuant to Section 7 hereof.

5. Compensation and Benefits.

5.1 Base Salary. Upon the closing of the merger of Digital Musicworks International, Inc. with and into the Company (the “Merger”), the Company shall begin paying Executive an initial minimum salary of one hundred and fifty thousand dollars ($150,000) per year (“Base Salary”). At such time, Executive’s salary will be payable as earned in accordance with Company’s customary payroll practice. The parties agree this salary shall be applicable only to periods starting immediately after the Effective Date and that no compensation will begin to accrue or be due or payable until immediately after the Effective Date.

5.2 Additional Benefits. Beginning on the Effective Date, Executive will be eligible to participate in Company’s employee benefit plans of general application, including without limitation those plans covering pension and profit sharing, executive bonuses, stock purchases, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Once Executive is eligible for health and dental insurance coverage hereunder, Executive’s spouse and dependents shall also be eligible for such coverage at Company’s sole expense. In addition, beginning on the Effective Date, Executive will receive such other benefits, including vacation, holidays and sick leave, as the Company generally provides to its employees holding similar positions as that of Executive.

5.3 Cash Bonus. Subject to the terms of the Company’s bonus plan once created and as amended from time to time (the “Plan”), Executive will earn bonuses, payable as required under the Plan, but not until such time as the Compensation Committee of the Board of Directors of the Company determines the targets and milestones to be met each year. Such bonuses will be between 30% and 50% of Executive’s salary if Executive’s performance is below the targets for the period in question but exceeds certain defined milestones, 50% to be paid if performance meets or exceeds the targets for such period and 75% if performance exceeds the targets for such period in accordance with additional defined milestones, provided that such bonuses are approved by the Compensation Committee of the Company in accordance with its charter and applicable law.

5.4 Expenses. The Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the Company’s business, provided that such expenses are deductible to the Company, are in accordance with the Company’s applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

5.5 Vacation. Executive will be entitled to paid vacation as set forth in the Company’s policies and/or employee manual (as they may be applicable to the Company’s officers and key employees), as approved by the Board of Directors.

6. Proprietary Rights. Executive hereby agrees to execute, on the Effective Date, an Employee Invention Assignment and Confidentiality Agreement with the Company in substantially the form attached hereto as Exhibit A.

7. Termination.

7.1 Events of Termination. Executive’s employment with the Company shall terminate upon any one of the following:

(a) the Company’s determination made in good faith that it is terminating Executive for “cause” as defined under Section 7.2 below (“Termination for Cause”) provided, that if the “Cause” for termination is a curable failure by Executive to properly perform his assigned duties (as determined in good faith by the Board of Directors of the Company), then the Company will give Executive written notice of such failure (a “Cause Notice”), and if Executive fails to cure such failure to the reasonable satisfaction of the Board of Directors within sixty (60) days after the Company gives the Cause Notice, then the Company may immediately terminate Executive’s employment, and such termination will be conclusively deemed to be for “cause” hereunder; or

(b) the effective date of a written notice sent to Company from Executive stating that Executive is electing to terminate his employment with the Company for “good reason” as defined under Section 7.3 below (“Termination for Good Reason”); or

(c) thirty (30) days after the effective date of a written notice sent to Executive stating that the Company is terminating his employment, without cause, which notice can be given by the Company at any time after the Effective Date at the Company’s sole discretion, for any reason or for no reason (“Termination Without Cause”); or

(d) the effective date of a written notice sent to the Company from Executive stating that Executive is electing to terminate his employment with the Company (“Voluntary Termination”).

7.2 “Cause” Defined. For purposes of this Agreement, “cause” for Executive’s termination shall be as defined as set forth in Executive’s Restricted Stock Purchase Agreement with the Company dated August 26, 2005.

7.3 “Good Reason” Defined. For purposes of this Agreement, Executive’s “good reason” to terminate his employment with the Company shall be as defined as set forth in Executive’s Restricted Stock Purchase Agreement with the Company dated August 26, 2005.

8. Effect of Termination.

8.1 Termination for Cause or Voluntary Termination. In the event of any termination of this Agreement pursuant to Sections 7.1(a) or 7.1(d), the Company shall pay Executive the compensation and benefits otherwise payable to Executive under Section 5 through the date of termination. Executive’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans.

8.2 Termination Without Cause or for Good Reason. In the event of any termination of this Agreement pursuant to Section 7.1(b) or 7.1(c),

(a) the Company shall pay Executive the compensation and benefits otherwise payable to Executive under Section 5 through the date of termination, and

(b) for a period of twelve (12) months after the Effective Date, the Company shall continue to pay Executive his base salary under Section 5.1 above at Executive’s then-current salary, his benefits under Section 5.2 and any bonus due to Executive pursuant to Section 5.3, less applicable withholding taxes, payable on the Company’s normal payroll dates during that period, provided, however, that if Executive secures other employment during the period that Section 5.1, Section 5.2 and 5.3 remains in effect pursuant to this Section 8.2, the Company will be entitled to set off, dollar for dollar, whatever is earned in such employment against the amount owed to Executive hereunder; provided, that if the total amount of the benefits available to Executive under this Section 8.2, either alone or together with other payments which Executive has the right to receive from the Company, would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall pay to Executive at the time of termination an additional amount such that the net amount retained by Executive, after deduction of the excise tax imposed by Section 4999 of the Code and any federal, state and local income tax and excise tax imposed on such additional amount, shall be equal to the amount payable to the Executive under this Section 8.2 as originally determined prior to the deduction of the excise tax, and

(c) Executive’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans.

9. Executive Solicitation. So long as Executive is an employee of the Company and for one (1) year thereafter, Executive shall not, directly or indirectly, either for himself or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee of the Company to terminate his or her employment with the Company.

10. Miscellaneous.

10.1 Arbitration. Executive and the Company shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the Company retains its right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.2 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

10.3 Remedies. The Company and Executive acknowledge that the service to be provided by Executive is of a special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive hereby consents and agrees that for any breach or violation by Executive of any of the provisions of this Agreement including, without limitation, Section 3, a restraining order and/or injunction may be issued against Executive, in addition to any other rights and remedies the Company may have, at law or equity, including without limitation the recovery of money damages.

10.4 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

10.5 Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

10.6 Withholding. All sums payable to Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

10.7 Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to employment of Executive with the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

10.8 Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

10.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	Digital Music Group, Inc.
1545 River Park Drive, Suite 210
Sacramento, CA 95815

Phone:	916-239-6010

Fax:	916-239-6018

Attention:	Chairman of the Company’s Board of Directors

If to Executive:	Mitchell Koulouris

______________________________________

______________________________________

Phone:	___________________

Fax:	___________________

10.10 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

10.11 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word “or” is used in the inclusive sense.

10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

10.13 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first above written.

“COMPANY”		“EXECUTIVE”

	/S/ STEVE COLMAR		/S/ MITCHELL KOULOURIS

By:	Steve Colmar	By:	Mitchell Koulouris

DIGITAL MUSIC GROUP, INC.

EXHIBIT A

TO EMPLOYMENT AGREEMENT

BETWEEN DIGITAL MUSIC GROUP, INC AND

MITCHELL KOULOURIS DATED SEPTEMBER 13, 2005

As a condition of my employment with DIGITAL MUSIC GROUP, INC., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1. At-Will Employment. I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS SUBJECT TO THAT CERTAIN EMPLOYMENT AGREEMENT DATED SEPTEMBER 13, 2005, AND TO WHICH THIS EXHIBIT A IS ATTACHED. I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE SUBJECT TO THE TERMS AND CONDITIONS OF SAID EMPLOYMENT AGREEMENT.

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

(c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 3(d). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10. Arbitration and Equitable Relief.

(a) I agree that any and all past or present disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company shall be subject to binding arbitration held in Sacramento County, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including section 1283.05 (the “Rules”) and pursuant to California law. A copy of the Rules is attached to this Agreement as Exhibit A.

(b) Disputes which I agree to arbitrate include any potential claims of harassment, discrimination or wrongful termination and any statutory claims. I understand that this Agreement to arbitrate, the Rules and California law also apply to any disputes which the Company may have with me.

(c) I agree that any arbitration will be held before an arbitrator from a list provided by JAMS (Judicial Arbitration and Mediation Service) Endispute. To initiate arbitration, I may either contact the Company’s Human Resources Department for a form or contact JAMS directly. To choose an arbitrator, each party to the arbitration will select five names from the list, and beginning with me, will alternatively strike names from the list until a single arbitrator is remaining who is available to decide the dispute. I understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS.

(d) I agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions requesting that a judgment be awarded on any claims raised in arbitration. I also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.

(e) In addition to the right under the Rules to petition the court to confirm, correct or vacate the arbitrator’s award, I agree that any party to the arbitration may appeal the arbitrator’s award in any appropriate court on any grounds which would exist for an appeal of a decision of a trial court sitting without a jury.

(f) In addition to the right under the Rules to petition the court for provisional relief, I agree that any party may petition the court for injunctive relief, in lieu of or in addition to arbitration proceedings, under any circumstances where an injunction (including a temporary restraining order) would be appropriate under state or federal law.

(g) I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board.

11. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

12. I acknowledge and agree to each of the following items:

(a) I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and

(b) I have carefully read this Agreement and the Rules. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them, including that I am waiving my right to a jury trial by signing below; and

(c) I sought the advice of an attorney of my choice if I wanted to before signing this Agreement.

Date: September 23, 2005	/s/ Mitchell Koulouris
Signature

Mitchell Koulouris
Name

Witness

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☒	No inventions or improvements

☐	Additional Sheets Attached

Signature of Employee: /s/ Mitchell Koulouris

Print Name of Employee: Mitchell Koulouris

Date: 9/23/05

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

DIGITAL MUSIC GROUP, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to DIGITAL MUSIC GROUP, INC., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not hire any employees of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT D

DIGITAL MUSIC GROUP, INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of DIGITAL MUSIC GROUP, INC. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) is entered into as of September 10, 2006 between Digital Music Group, Inc., a Delaware corporation (“DMGI”) and Mitchell Koulouris, a resident of California (“Executive”), to amend certain provisions of the Employment Agreement (the “Agreement”) dated as of September 13, 2005, by and between DMGI and Executive.

In consideration of the promises and the terms and conditions set forth in this Amendment, the parties agree as follows:

1. Amendment. Section 8.2(b) of the Agreement is deleted in its entirety and replaced with the following:

“(b) for a period of twelve (12) months after the Effective Date, the Company shall continue to pay Executive his base salary under Section 5.1 above at Executive’s then-current salary, his benefits under Section 5.2 and any bonus due to Executive pursuant to Section 5.3, less applicable withholding taxes, payable on the Company’s normal payroll dates during that period; provided, that if the total amount of the benefits available to Executive under this Section 8.2, either alone or together with other payments which Executive has the right to receive from the Company, would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall pay to Executive at the time of termination an additional amount such that the net amount retained by Executive, after deduction of the excise tax imposed by Section 4999 of the Code and any federal, state and local income tax and excise tax imposed on such additional amount, shall be equal to the amount payable to the Executive under this Section 8.2 as originally determined prior to the deduction of the excise tax, and”

2. Miscellaneous.

2.1 Entire Agreement. The Amendment, as amended by this Amendment constitutes the entire agreement between the parties relating to employment of Executive with DMGI.

2.2 Amendment. This Amendment may not be amended or modified, except by an agreement in writing executed by both parties hereto and approved by the Board of Directors of DMGI or its Compensation Committee.

2.3 Binding Nature. This Amendment shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

2.4 Counterparts. This Amendment may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

2.5 Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, DMGI and Executive have executed this Amendment as of the date first above written.

“DMGI”		“EXECUTIVE”

By:	/s/ CLAYTON TRIER	/s/ MITCHELL KOULOURIS
Name:	Clayton Trier	Mitchell Koulouris
Title:	Chairman of the Board